Exhibit 99.1

Asterias Biotherapeutics, Inc., a Subsidiary of BioTime, Inc.,
Acquires Geron’s Embryonic Stem Cell Assets

MENLO PARK, Calif. & ALAMEDA, Calif.--(BUSINESS WIRE)--October 1, 2013--Asterias Biotherapeutics, Inc. and BioTime, Inc. (NYSE MKT: BTX) jointly announced today the closing of the transactions under the Asset Contribution Agreement (the “Agreement”) with Geron Corporation, previously announced on January 7, 2013, pursuant to which Asterias Biotherapeutics acquired Geron’s human embryonic stem (hES) cell assets, as well as rights to use certain human embryonic stem cell lines, minority stakes in two of BioTime's subsidiaries and stock from BioTime.

Assets Contributed to Asterias by Geron

Under the terms of the Agreement, Geron has contributed to Asterias its stem cell intellectual property, multiple lots of OPC1 drug product (hES cell-derived oligodendrocytes) used in the world’s first human clinical trial of hES-derived cells in subacute spinal cord injury, multiple lots of hESC manufacturing cell banks - the starting material to manufacture additional lots of OPC1 drug product and to produce dendritric cells for cancer immunotherapy, chondrocytes for cartilage and disc repair, and cardiomyocytes for heart disease. Geron has also contributed all of the clinical and regulatory documents pertaining to the OPC1 and VAC1 (autologous dendritic cells) clinical trials, as well as a series of stem-cell-related out-licenses. Asterias has entered into an exclusive sublicense with Geron for using telomerase as an antigen for the VAC1 and VAC2 (hES-derived dendritic cells) product candidates.

Assets Contributed to Asterias by BioTime

BioTime has previously loaned Asterias $5 million in cash, which indebtedness was cancelled as part of the closing of the transaction. Under the terms of the Agreement, BioTime contributed to Asterias 8,902,077 BioTime common shares, rights to use certain clinical grade hES cell lines, a sublicense to use certain patents for stem cell differentiation and minority stakes in two of BioTime’s subsidiaries, Orthocyte Corporation and Cell Cure Neurosciences Ltd. In addition, BioTime has contributed to Asterias 5-year warrants to purchase 5,000,000 common shares of BioTime at an exercise price of $5.00 per share (“BioTime Warrants”) which will be distributed by Asterias on a pro rata basis to holders of its Series A common stock, as further described below.

The assets contributed under the Agreement provide Asterias with four cell lines, each with animal proof of concept, from which multiple therapeutic product candidates may be selected for development indications as summarized below.

•	Neurology – An initial Phase 1 safety study in spinal cord injury has been completed with follow-on opportunities in larger indications in Multiple Sclerosis and stroke.

•	Oncology – A Phase 2/3 ready cancer vaccine (VAC1) with an opportunity to continue the development of a second approach using dendritic cells derived from hESCs (VAC2).

•	Orthopedics – Opportunity to continue the development of hESC derived chondrocytes to regenerate articular cartilage to address osteoarthritis.

•	Cardiovascular – Opportunity to continue the development of hESC-derived cardiomyocytes for heart failure and myocardial infarction.

Consideration to Geron and BioTime from Asterias; Distributions by Geron and Asterias

Under the terms of the Agreement, Geron has received from Asterias 6,537,779 shares of Asterias Series A common stock. Subject to applicable law, Geron will distribute these shares on a pro rata basis to Geron stockholders as promptly as practicable, other than with respect to fractional shares and with respect to stockholders residing in certain to-be-determined excluded jurisdictions, who will instead receive cash on a pro rata basis. As promptly as practicable following the distribution of the Asterias Series A common stock by Geron to its stockholders, Asterias will distribute the BioTime Warrants on a pro rata basis to the holders of Asterias Series A common stock.

Asterias will also pay to Geron royalties on the sale of products that are commercialized, if any, in reliance on Geron patents contributed or licensed to Asterias.

Asterias has issued to BioTime 21,773,340 shares of Asterias Series B common stock and 3-year warrants to purchase 3,150,000 additional shares of Asterias Series B common stock at an exercise price of $5.00 per share.

The Romulus Films, Ltd. Investment

In a related transaction, Asterias has obtained $5 million in equity financing pursuant to a Stock and Warrant Purchase Agreement with Romulus Films, Ltd., in exchange for 2,136,000 shares of Asterias Series B common stock, plus warrants to purchase approximately 350,000 additional shares of Asterias Series B common shares at an exercise price of $5.00 per share, with a three year term. Earlier this year, Romulus invested $5 million in BioTime, which BioTime used to fund the loan to Asterias for its operations.

Ownership of Asterias Terms of Asterias Series A and Series B Common Stock; Trading Markets

Upon the distributions of the Series A common stock to Geron’s stockholders described above, BioTime will own approximately 71.6%, Geron stockholders will own approximately 21.4%, and Romulus will own approximately 7% of the outstanding Asterias common stock. BioTime and Romulus could increase their collective ownership in Asterias by approximately 2.2% if they choose to exercise all of their warrants, which would reduce the Geron stockholders’ ownership in Asterias to approximately 19.2%.

The terms of the Asterias Series A and Series B common stock are identical, except that Asterias is entitled to make certain distributions or pay dividends on its Series A common stock without making a distribution or paying a dividend on its Series B common stock. The Series B common stock will be convertible into Series A common stock following the distribution of the BioTime Warrants described above.

Asterias expects that prices for the Asterias Series A common stock will be quoted on the OTC Bulletin Board following the distribution of the Asterias Series A common stock to Geron’s stockholders. BioTime has applied to list the BioTime Warrants for trading on the NYSE MKT, where BioTime common shares are traded.

Kaye Scholer LLP and Thompson, Welch, Soroko & Gilbert LLP acted as legal counsel to Asterias and BioTime in connection with the transaction.

A registration statement on Form S-1 relating to the distribution of Asterias Series A common stock by Geron to its stockholders was previously filed by Asterias with the Securities and Exchange Commission (“SEC”) and is effective. The registration statement is available at the SEC’s web site at http://www.sec.gov,.

A registration statement on Form S-3 relating to the BioTime common shares contributed to Asterias and the BioTime Warrants to be distributed to the holders of Asterias Series A common stock was previously filed with the SEC and is effective. The registration statement is available at the SEC’s web site at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described above, nor shall there be any sale of any such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About Asterias

Asterias Biotherapeutics is a subsidiary of BioTime, Inc., whose first acquisition was the stem cell assets of Geron Corporation, which was completed on October 1, 2013. That acquisition includes Geron’s entire cell therapy intellectual property portfolio, existing contracts and license agreements related to their stem cell programs, INDs for OPC1 and VAC1 cell therapies, master cell banks of hESCs and therapeutic cells manufactured under cGMP, research cell banks, customized reagents and equipment, and banks of cGMP-manufactured OPC1 drug product used in Geron’s Phase 1 trial in subacute spinal cord injury, the world’s first human clinical trial of hESC-derived cells.

About BioTime

BioTime is a biotechnology company engaged in research and product development in the field of regenerative medicine. Regenerative medicine refers to therapies based on stem cell technology that are designed to rebuild cell and tissue function lost due to degenerative disease or injury. BioTime’s focus is on pluripotent stem cell technology based on human embryonic stem (“hES”) cells and induced pluripotent stem (“iPS”) cells. hES and iPS cells provide a means of manufacturing every cell type in the human body and therefore show considerable promise for the development of a number of new therapeutic products. BioTime’s therapeutic and research products include a wide array of proprietary PureStem™ progenitors, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (a HyStem® product) as a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. In addition, BioTime has developed Hextend®, a blood plasma volume expander for use in surgery, emergency trauma treatment and other applications. Hextend® is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements.

BioTime is also developing stem cell and other products for research, therapeutic, and diagnostic use through its subsidiaries:

•	OncoCyte Corporation is developing products and technologies to diagnose and treat cancer.

•	ES Cell International Pte Ltd., a Singapore private limited company, develops hES products for research use.

•	OrthoCyte Corporation is developing therapies to treat orthopedic disorders, diseases and injuries.

•	ReCyte Therapeutics, Inc. is developing therapies to treat a variety of blood and lymphatic vascular disorders, as well as products for research using iPS and other cell reprogramming technology.

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Cell Cure Neurosciences Ltd. is an Israel-based biotechnology company focused on developing stem cell-based therapies for retinal and neurological degenerative diseases. Its lead product is OpRegen® for the treatment of macular degeneration.

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LifeMap Sciences, Inc. markets, sells and distributes GeneCards®, the leading human gene database, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery™ database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database. LifeMap Sciences also markets BioTime research products and PanDaTox, an innovative, recently developed, searchable database that can aid in the discovery of new antibiotics and biotechnologically beneficial products.

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Asterias Biotherapeutics, Inc. is a newly formed subsidiary whose first acquisition was the stem cell assets of Geron Corporation, including patents and other intellectual property, biological materials, reagents and equipment for the development of new therapeutic products for regenerative medicine.

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Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Asterias and for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of Asterias or BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in Asterias’ and BioTime's Securities and Exchange Commission filings. Asterias and BioTime disclaim any intent or obligation to update these forward-looking statements.

CONTACT:
BioTime, Inc.
Lesley Stolz, Ph.D., 510-521-3390, ext. 367
Executive Vice President, Corporate Development
lstolz@biotimemail.com
or
Judith Segall, 510-521-3390, ext. 301
jsegall@biotimemail.com
or
Asterias Biotherapeutics, Inc.
Mary Ann Dunmire, 650-433-2900
mdunmire@asteriasbio.com